CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES OF
THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ON STAGE ENTERTAINMENT, INC.

                The undersigned, being the President and Secretary, respectively, of On Stage Entertainment, Inc., a Nevada corporation (the "Corporation"), do hereby certify that:

                1.             The total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000,with a par value of $0.01 per share.

                2.             Pursuant to authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation, as amended (the “Articles”), and, pursuant to the provisions of Section 78.195 and 78.1955 of the Nevada Revised Statutes the Board of Directors has duly adopted the following resolutions:

                RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles, the Board of Directors does hereby create, authorize and provide for the issuance of two series of Preferred Stock and does hereby fix the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof as follows:

                1.             Designation and Amount.  There shall be a series of Preferred Stock of the Corporation designated as “Series A Preferred Stock” and the number of shares constituting such series shall be 5,000,000.  There shall also be a series of Preferred Stock of the Corporation designated as “Series A-1 Preferred Stock” and the number of shares constituting such series shall be 3,000,000.  Except as otherwise provided herein, the Series A Preferred Stock and the Series A-1 Preferred Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including rights in liquidation.  Shares of the Series A Preferred Stock and Series A-1 Preferred Stock are issuable solely in whole shares that shall entitle the holder thereof to participate in the distributions and to have the benefit of all other holders of the Series A Preferred Stock and Series A-1 Preferred Stock as set forth herein.

                2.             Rank.  The Series A Preferred Stock and the Series A-1 Preferred Stock shall rank senior to the Common Stock of the Corporation and to any Preferred Stock issued after the date hereof with respect to dividend rights and rights on liquidation, winding up and dissolution.

                3.             Dividends.  The holders of the Series A Preferred Stock and the Series A-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefore, cumulative preferential dividends on each share of the Series A Preferred Stock at a rate per annum equal to 12% of the Liquidation Preference (as defined below) of such share payable quarterly in arrears, in preference to any payment of any dividends to be paid on the Corporation’s common stock and other series or class of equity security of the Corporation that does not expressly provide that it is senior in right of payment of dividends to the Series A Preferred Stock and the Series A-1 Preferred Stock. The dividends shall be payable (i) 10% per annum in cash and (ii) 2% per annum through the issuance of a number of additional shares of Series A Preferred Stock and Series A-1 Preferred Stock, respectively (the “Dividend Shares”) equal to the dividend amount divided by the Liquidation Preference of such shares of Series A Preferred Stock and Series A-1 Preferred Stock.  Such dividends shall accrue on any given share from day to day when and if declared, based on the actual number of days elapsed.  For purposes of computing any per diem accrual, calculations shall be made using a 365-day year.  Beginning on the third anniversary of the date hereof, dividends will accrue and be payable only if at the end of the each fiscal year thereafter, the holders of the Series A Preferred Stock and Series A-1 Preferred Stock have not earned a minimum annualized rate of return of 35% per annum, calculated on a quarterly basis using an internal rate of return calculation (the “IRR Calculation”).  The IRR Calculation will be based on cash outflows equal to the equity value of the holders of the Series A Preferred Stock and Series A-1 Preferred Stock upon liquidation, which will be calculated by multiplying the fully diluted ownership of the holders of the Series A Preferred Stock and Series A-1 Preferred Stock by the fiscal year end earnings before interest, taxes, depreciation and amortization time five less the net debt on the Corporation’s balance sheet.  In addition, the holders of the Series A Preferred Stock and Series A-1 Preferred Stock shall also be entitled to participate pro rata in any dividends paid on the Common Stock on an as converted basis.

                4.             Liquidation Preference.  In the event of any Liquidation Event (as defined below) liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock and Series A-1 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $5.00 per share of Series A Preferred Stock and the Series A-1 Preferred Stock then held by them (as adjusted for any combinations, consolidations, subdivisions, splits or stock dividends with respect to such Series A Preferred Stock and Series A-1 Preferred Stock), and an amount equal to all accrued but unpaid dividends on the Series A Preferred Stock and Series A-1 Preferred Stock (the “Liquidation Preference”).  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series A-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts for the Series A Preferred Stock and Series A-1 Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series A-1 Preferred Stock in proportion to the preferential amount each such holder would have otherwise been entitled to receive.

                                (a)  For purposes of this Section 2, a “Liquidation Event” means: (i) any liquidation, dissolution or winding up, either voluntary or involuntary, of the Corporation, (ii) the sale of all or substantially all of the assets of the Corporation and (iii) at the option of the holders of a majority of the outstanding shares of the Series A Preferred Stock and Series A-1 Preferred Stock, a merger, reorganization or other transaction in which control of the Corporation is transferred.

                                (b)  Whenever the distribution or consideration provided for in this Section 4 shall be payable in any form other than cash, subject to the provisions of Section 4(c), the value of such distribution or consideration shall be the fair market value of such assets as determined in good faith by the Board of Directors of the Corporation subject to the reasonable approval of the holders of a majority in interest of the then outstanding Series A Preferred Stock and Series A-1 Preferred Stock.

                                (c)  If the Corporation distributes securities pursuant to this Section 4 and the value of such securities is not determined pursuant to a separate agreement relating to such distribution, such securities shall be valued as follows:

                                                        (i)    Securities not subject to restrictions on free marketability:

                                                                (A)  If traded on a securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over a 30-day period ending three days prior to the applicable determination date;

                                                                (B)  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30–day period ending three days prior to the applicable determination date; and

                                                        (ii)    The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A) or (B) to reflect the approximate fair market value thereof.

                                (d)  The Corporation shall give each holder of record of Series A Preferred Stock and the Series A-1 Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than two business days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock and Series A-1 Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock and Series A-1 Preferred Stock.

                5.             Voting Rights.  The holders of the Series A Preferred Stock and Series A-1 Preferred Stock will vote on all matters with the holders of the Common Stock, on an as-converted basis, except that the affirmative vote of the holders of a majority of the Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a separate class, will be required to: (i) adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock and Series A-1 Preferred Stock, provided that the consent of two-thirds of the holders of Series A Preferred Stock and Series A-1 Preferred Stock will be required for an amendment that changes any dividend, the Liquidation Preference or any other amount payable on the Series A Preferred Stock and Series A-1 Preferred Stock; (ii) issue any additional shares of Series A Preferred Stock and Series A-1 Preferred Stock; (iv ) cause a change in control (as defined below); (v) cause a liquidation of the Corporation or (vi) change the size of the Board of Directors.

                6.             Conversion.

                                (a)  Right to Convert.  Each share of Series A Preferred Stock and Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock and Series A-1 Preferred Stock.

                                (b)  Conversion Price.  Each share of Series A Preferred Stock has a conversion price equal to $.50 per share (the “Series A Conversion Price”).  Each share of Series A-1 Preferred Stock has a conversion price equal to $.75 per share (the “Series A-1 Conversion Price” and together with the Series A Conversion Price, (the “Conversion Price”).  Each share of Series A Preferred Stock and Series A-1 Preferred Stock is convertible into a number shares of the Corporation’s Common Stock equal to the Liquidation Preference divided by the applicable Conversion Price.

                                (c)  Automatic Conversion.  Each share of Series A Preferred Stock and Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public involving gross proceeds to the Corporation of not less than $15,000,000 at a per share offering price (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) of at least $15.00 (a “Qualified IPO”) or (ii) the consent of at least a majority of the holders of the then outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock.

                                (d)  Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock and Series A-1 Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all shares of Series A Preferred Stock and Series A-1 Preferred Stock held by such holder to be converted, such that the maximum number of whole shares of Common Stock is issued to such holder upon conversion), the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price of such series of Series A Preferred Stock and Series A-1 Preferred Stock.  Before any holder of Series A Preferred Stock and Series A-1 Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Stock and Series A-1 Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock and Series A-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  In the event of an automatic conversion pursuant to Section 6(c), the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Series A Preferred Stock and Series A-1 Preferred Stock Preferred Stock; and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock and Series A-1 Preferred Stock are either delivered to the Corporation or the transfer agent for such Series A Preferred Stock and Series A-1 Preferred Stock as provided above, or the holder notifies the Corporation or the transfer agent for such Series A Preferred Stock and Series A-1 Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.  If the conversion is in connection with a public offering of securities described in Section 6(c), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.

                                (e)  Status of Converted Stock.  In the event any shares of Series A Preferred Stock and Series A-1 Preferred Stock Preferred Stock shall be converted pursuant to this Section 6, the shares so converted shall be canceled and shall not be reissued by the Corporation.

                                (f)  Partial Conversion.  In the event some but not all of the shares of Series A Preferred Stock or Series A-1 Preferred Stock represented by a certificate or certificates are converted, the Corporation shall execute and deliver to or to the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock or Series A-1 Preferred Stock which were not converted.

                                (g)  Reservation of Common Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and Series A-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient or as may be available to effect the conversion of all outstanding shares of the Series A Preferred Stock and Series A-1 Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series A Preferred Stock and Series A-1 Preferred Stock, the Corporation shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                                (h)  Adjustment of Conversion Price of Series A Preferred Stock and Series A- 1 Preferred Stock.      The Conversion Price shall be subject to adjustment from time to time as follows:

                                                i.              Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock and Series A-1 Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock and Series A-1 Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                                                ii.             Adjustments for Stock Dividends and Other Distributions.  In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property, in securities of other persons or of the Corporation other than shares of Common Stock or evidences of indebtedness of other persons or of the Corporation, and other than as otherwise adjusted for in this Section 6 or as provided for in Section 3 in connection with a dividend, then and in each such event the holders of Series A Preferred Stock and Series A-1 Preferred Stock shall receive, at the time of such distribution, the amount of any such distribution that they would have received had their shares of Series A Preferred Stock and Series A-1 Preferred Stock been converted into Common Stock immediately prior to the date of such event.

                                                iii.            Adjustments for Reorganizations, Reclassifications or Similar Events.  If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series A Preferred Stock and Series A-1 Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series A Preferred Stock and Series A-1 Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

                                                iv.            Sale of Shares Below Conversion Price.

                                                                (A)          If, at any time or from time to time after the date hereof, the Corporation issues or sells, or is deemed by the express provisions of this subparagraph (h) to have issued or sold, Additional Shares of Common Stock (as defined in clause (D) below), other than upon a subdivision or combination of, or as a dividend or other distribution on, the Common Stock as provided in subparagraph (h)(i) above, for an Effective Price (as defined in clause (D) below) less than the then existing Conversion Price (or, if an adjusted Conversion Price shall be in effect by reason of a previous adjustment, then less than such adjusted Conversion Price) applicable to Series A Preferred Stock and the Series A-1 Preferred Stock, the then-existing Conversion Price of such Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the then-existing Conversion Price of such series of Preferred Stock by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue or sale, plus (B) the number of shares of Common Stock that the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the then-existing Conversion Price with respect to any series of the Preferred Stock, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock; provided, however, that for the purposes of this clause (i), only shares of Common Stock and Preferred Stock then outstanding shall be deemed to be outstanding Common Stock.

                                                                (B)           For the purpose of making any adjustment required under this subparagraph (h), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation, before deducting any expenses payable by the Corporation and any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale, (B) to the extent it consists of property, be computed as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, or rights or options to purchase either Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, or rights or options, as the case may be.

                                                                (C)           For the purpose of the adjustment required under this subparagraph (h), if the Corporation issues or sells any rights or options to purchase Common Stock or any other securities convertible into shares of Common Stock of the Corporation (“Convertible Securities”) and if the Effective Price of the Additional Shares of Common Stock underlying such rights or options or Convertible Securities is less than the then applicable Conversion Price in effect for the Series Preferred Stock, then the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amount of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof.  No further adjustment of the applicable Conversion Price with respect to the Series A Preferred Stock or the Series A-1 Preferred Stock, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights, options or the conversion of any such Convertible Securities.  If the purchase price provided for in any option or the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the applicable Conversion Price in effect with respect to the Series A Preferred Stock or Series A-1 Preferred Stock at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price with respect to the Series A Preferred Stock and Series A-1 Preferred Stock, adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

                                                (D)          “Additional Shares of Common Stock” means all shares of Common Stock issued by the Corporation after the date hereof, whether or not subsequently reacquired or retired by the Corporation, other than shares of Common Stock issued:

                                1)             upon conversion of any Preferred Stock;

                                2)             to officers, employees or directors of, or consultants and advisors to, the Corporation or any subsidiary pursuant to any stock purchase or stock option plans or other arrangements that are approved by the Board, as adjusted for any stock splits, stock dividends or other similar capital modifications;

                                3)             as a dividend or distribution on any Preferred Stock;

                                4)             in connection with a Qualified IPO.

The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subparagraph (h), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this subparagraph (h), for such Additional Shares of Common Stock.

                                                (i)  Duration of Adjusted Conversion Price.  Following each computation or readjustment of an adjusted Conversion Price with respect to the Series A Preferred Stock and Series A-1 Preferred Stock as provided above in this Section 6, the new adjusted Conversion Price for such series of Preferred Stock shall remain in effect until a further computation or readjustment thereof is required by this Section 6.

                                                (j)  Other Action Affecting Common Stock.  If, after the filing of this Certificate of Designation, the Corporation shall take any action affecting its shares of Common Stock, other than an action described above in this Section 6, that in the good faith opinion of the Board would have a materially adverse effect upon the Conversion Rights of any series of Preferred Stock set forth herein, the applicable Conversion Price of the affected Preferred Stock shall be adjusted in a manner and at a time as the Board may in good faith determine to be equitable in the circumstances.

                                                (k)  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of any series of Preferred Stock pursuant to this Section 6, the Corporation at its expense promptly shall compute the adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the affected Preferred Stock a certificate setting forth the adjustment or readjustment and showing in detail the facts upon which the adjustment or readjustment is based.  The Corporation, upon the written request, at any time, of any holder of Series A Preferred Stock and Series A-1 Preferred Stock, shall furnish or cause to be furnished to that holder a like certificate setting forth:  (i) the adjustments and readjustments; (ii) the applicable Conversion Price of the such holder’s series of Preferred Stock at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s Preferred Stock.

                7.             Redemption.  Upon the occurrence of (i) any transaction or series of related transactions involving any corporate reorganization, merger or consolidation that will result in the holders of the capital stock of the Corporation immediately after such transaction not holding at least 50% of the voting power of the surviving or continuing entity entitled to vote in an election of the Board of Directors of such acquiring or surviving entity or (ii) a sale of substantially all of the assets of the Corporation whether pursuant to one or a series of related transactions that will result in the Corporation’s stockholders immediately after such sale no holding at least 50% of the voting power of the surviving or acquiring entitled to vote in an election of the Board of the Directors of the surviving or acquiring entity (collectively, a “Change of Control”), at the option of the holders of a majority of the Series A Preferred Stock and Series A-1 Preferred Stock, the Corporation will be required to redeem all of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock at a price per share equal to the greater of (i) the Liquidation Preference plus accrued and unpaid dividends or (ii) the per share price of the Common Stock to be received  in connection with the Change of Control times the number of shares of  Common Stock into which the shares of Series A Preferred Stock and Series A-1 Preferred Stock  are convertible.

                8.             Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock or Series A-1 Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon the cancellation of the Series A Preferred Stock or Series A-1 Preferred Stock certificate(s), as the case may be, if mutilated, the Corporation shall execute and deliver new certificates for Series A Preferred Stock or Series A-1 Preferred Stock of like tenure and date. However, the Corporation shall not be obligated to reissue such lost or stolen certificates for shares of Series A Preferred Stock or Series A-1 Preferred Stock if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock or Series A-1 Preferred Stock into Common Stock.

                9.             No Reissuance of Series A Preferred Stock or Series A-1 Preferred Stock.  Any share or shares of Series A Preferred Stock or Series A-1 Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable or re-sellable by the Corporation as Series A Preferred Stock or Series A-1 Preferred Stock.

                                IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Timothy J. Parrot and Christopher R. Grobl, the President and Secretary, respectively, as of this ___ day of ______ 2001.

Timothy J. Parrott
President

Christopher R. Grobl
Secretary